UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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SPECTRUM PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholders,

We are pleased to provide you with the proxy materials for the 2006 Annual Meeting of Stockholders. This year, our meeting will be held on Thursday, July 6, 2006 at 10:00 a.m. Pacific Time, at our facilities located at 157 Technology Drive, Irvine, California, 92618.

These past few years have been an exciting part of our Company’s history as we have recapitalized the Company and built an enviable product pipeline, with 3 late-stage drugs that are potentially within a year or two of FDA approval. We believe we are poised for a transformation from a drug development company to one with commercial products generating meaningful revenues.

At this meeting, we are asking for votes from stockholders on two important matters. The first matter is the election of our six Board of Director members. These individuals bring significant knowledge, experience, contacts and oversight to guide the Company in its growth while ensuring that the Company is fully compliant with its legal and fiduciary responsibilities to the stockholders. The second matter is a vote to increase our authorized number of shares of common stock from 50 million to 100 million. We believe that this increase in authorized equity provides the Company with flexibility in pursuing opportunities for adding shareholder value. Details on these matters are covered in this proxy statement.

Your vote is important. I encourage you to sign and return your proxy card so that your shares of stock will be represented and your votes cast at the meeting, even if you cannot attend. If you have any further questions, please contact our Vice President—Finance, Mr. Shyam Kumaria, at Spectrum Pharmaceuticals, Inc. 157 Technology Drive, Irvine, CA 92618.

The Board of Directors and the employees of Spectrum Pharmaceuticals thank you for your consideration and support. We hope to see you at this year’s annual meeting.

Sincerely,

RAJESH C. SHROTRIYA, M.D.
Chairman of the Board, Chief Executive
Officer and President

157 Technology Drive
Irvine, CA 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, July 6, 2006

To our Stockholders:

The 2006 Annual Meeting of Stockholders of Spectrum Pharmaceuticals, Inc. (the “Company”) will be held at the Company’s corporate office located at 157 Technology Drive, Irvine, California, 92618, on Thursday, July 6, 2006, beginning at 10:00 a.m. Pacific Time. At the Annual Meeting, the holders of the Company’s outstanding voting securities will act on the following matters:

(1)   Election of six directors, each for a term of one year;

(2)   Approval of an amendment to our certificate of incorporation to increase our authorized number of shares of common stock from 50 million to 100 million shares; and

(3)   Transaction of such other business as may properly come before the meeting.

All holders of record of shares of Spectrum Pharmaceuticals, Inc. Common Stock (NASDAQ: SPPI), Series D 8% Cumulative Convertible Voting Preferred Stock and Series E Convertible Voting Preferred Stock at the close of business on Monday, May 8, 2006, are entitled to vote at the 2006 Annual Meeting and any postponements or adjournments of the 2006 Annual Meeting.

Please note that registration will begin at 9:00 a.m., and seating will begin immediately thereafter. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. It is important that your shares be represented; therefore, even if you presently plan to attend the Annual Meeting, PLEASE COMPLETE, SIGN AND DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

Very truly yours,

RAJESH C. SHROTRIYA, M.D.
Chairman of the Board, Chief Executive Officer
and President
May 17, 2006
Irvine, California

157 Technology Drive
Irvine, California 92618

PROXY STATEMENT

This proxy statement contains information related to the 2006 Annual Meeting of Stockholders of Spectrum Pharmaceuticals, Inc. (the “Company,” “Spectrum,” “we” or “us”) to be held on Thursday, July 6, 2006, beginning at 10:00 a.m. Pacific Time, at our corporate office located at 157 Technology Drive, Irvine, California, 92618, and at any postponements or adjournments thereof. This proxy statement and the accompanying proxy is first being mailed to our stockholders on or about June 6, 2006.

QUESTIONS AND ANSWERS ABOUT THE 2006 ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the notice of Annual Meeting on the cover page of this proxy statement, including the election of six directors, each for a term of one year, and the amendment of our certificate of incorporation to increase the authorized number of shares of common stock from 50 million to 100 million shares. In addition, following the Annual Meeting, management will report on the performance of the Company during fiscal 2005 and early 2006, and respond to questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on May 8, 2006, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting. A list of such stockholders will be available for examination by any stockholder at the Annual Meeting and, for any purpose germane to the Annual Meeting, at the principal business office of the Company, 157 Technology Drive, Irvine, California, 92618, for a period of ten days prior to the Annual Meeting.

How many shares of the Company’s Common Stock and Preferred Stock are outstanding and what are the voting rights of the holders of those shares?

On May 8, 2006, the record date for the Annual Meeting, 24,320,802 shares of the Company’s common stock (the “Common Stock”), 127 shares of the Company’s Series D 8% Cumulative Convertible Voting Preferred Stock (the “Series D Preferred Stock”) and 291 shares of the Company’s Series E Convertible Voting Preferred Stock (the “Series E Preferred Stock”) (the Series D Preferred Stock and Series E Preferred Stock together, the “Preferred Stock”) were outstanding. Each of the holders of the outstanding shares of the Common Stock will be entitled to one vote on each matter for each share of

Common Stock held. Each of the holders of the Preferred Stock has full voting rights and powers equal to the voting rights and powers of holders of Common Stock and shall be entitled to vote with respect to any question upon which holders of Common Stock have the right to vote, voting together with the holders of Common Stock as one class. Each holder of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date at the then current conversion value as determined pursuant to the Certificate of Designations, Rights and Preferences of the Series D and Series E Preferred Stock (“Certificate of Designations”), which results in 4,255 votes per share of Series D Preferred Stock and 2,000 votes per share of Series E Preferred Stock on May 8, 2006. However, pursuant to the Certificate of Designations, the maximum number of votes that each holder, or group of holders as defined in Section 13D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of shares of Preferred Stock shall be entitled to shall not exceed 4.95% of the total number of shares of Common Stock then outstanding. Therefore, the holders of the Series D Preferred Stock shall have a total of 276,192 votes and the holders of the Series E Preferred Stock shall have a total of 342,000 votes on each matter at the Annual Meeting, for a total of 24,938,994 votes that may be cast by all stockholders at the Annual Meeting. However, pursuant to Delaware law, Proposal No. 2 will require, in addition to the voting rights discussed above, the vote of the holders of shares of Common Stock voting separately as a class.

Who can attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration will begin at 9:00 a.m., and seating will begin immediately thereafter. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting of the holders of a majority of the outstanding shares of the Common Stock and the number of shares of Common Stock for which the holders of the shares of Preferred Stock have voting rights, present in person or by proxy and entitled to vote, will constitute a quorum, permitting the Annual Meeting to conduct its business. Proxies marked “withheld” as to any director nominee or “abstain” as to a particular proposal and broker non-votes are counted by the Company for purposes of determining the presence or absence of a quorum at the Annual Meeting for the transaction of business. Broker non-votes are shares that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote on such matter by the beneficial owner and the broker does not have discretionary authority to vote on such matter.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder (that is, if you hold your stock in certificate form or otherwise directly and not through a broker or other nominee) and attend the Annual Meeting, you may deliver your completed proxy card in person. We encourage you, however, to submit the enclosed proxy card in advance of the Annual Meeting. In addition, ballots will be available for registered stockholders to vote in person at the Annual Meeting. Stockholders who hold their shares in “street name” may vote in person at the Annual Meeting only by obtaining a proxy form from the broker or other nominee that holds their shares.

Can I vote by telephone or electronically?

If you are a registered stockholder you may not vote by telephone or electronically since we do not have that capability. If your shares are held in “street name,” i.e., by a broker or other nominee, please check the voting instruction card you received from your broker or nominee or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically and what deadlines may apply to your ability to vote your shares by telephone or electronically.

Can I change my vote after I return my proxy card?

Yes. As a registered stockholder, you may change your vote at any time before the proxy is voted at the Annual Meeting by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and request that your proxy be suspended, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy. If your shares are held in “street name,” please check the voting instruction card you received from your broker or nominee or contact your broker or nominee to determine how to change your vote.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

•       FOR election of the six director nominees, each for a term of one year (see Proposal 1); and

•       FOR approval of an amendment to our certificate of incorporation to increase our authorized number of shares of common stock (see Proposal 2).

With respect to other business that may properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve the Proposals?

For Proposal No. 1, the director nominees receiving the highest number of affirmative votes cast, in person or by proxy, at the Annual Meeting, up to the number of directors to be elected at the Annual Meeting (six directors), will be elected as directors. Accordingly, abstentions will have no effect in determining which directors receive the highest number of votes. The election of directors is a matter on which a broker or other nominee has discretionary voting authority. Accordingly, no broker non-votes will result from this proposal.

For Proposal No. 2, the following will be required for approval: (1) the affirmative vote of the holders of a majority of the shares (i.e., Common Stock and Preferred Stock voting together) represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal; and (2) the affirmative vote of the holders of a majority of the total outstanding shares of common stock voting separately as a class. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted as present and entitled to vote for purposes of the proposal with respect to the vote by the holders of the shares represented at the Annual Meeting. Accordingly, an abstention will have the effect of a vote against the proposal for purposes of both vote requirements (1) and (2) discussed above. Brokers have discretion to vote on an increase in the authorized number of shares of common stock, thus no broker non-votes will result from Proposal 2.

STOCK OWNERSHIP

Based on information provided to us by the holders, the following table shows the amount of our Preferred Stock and Common Stock beneficially owned on May 8, 2006 (unless otherwise indicated) by holders of more than 5% of the outstanding shares of any class of our voting securities, other than with respect to Dr. Rajesh C. Shrotriya (our Chairman of the Board, Chief Executive Officer and President), whose ownership is included on the second table below. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting and investment power with respect to securities, unless footnoted to the contrary.

Name and Address of Beneficial Owner	Preferred Shares Beneficially Owned(1)	Percent of Preferred Stock Outstanding(2)	Common Shares and Common Equivalents Beneficially Owned(3)	Percent of Common Shares Outstanding(3)	Percent of Shares Eligible to Vote on May 8, 2006(4)
David M. Knott(5)(6)	–	–	1,598,300	6.44%	4.40%
c/o Dorset Management Corporation
485 Underhill Boulevard, Suite 205
Syosset, NY 11791
North Sound Capital LLC(7)(8)(9)(10)	198	47.38%	3,729,347	14.56%	4.95%
20 Horseneck Lane
Greenwich, CT 06830
Omicron Master Trust.(7)(8)(9)(11)	150	35.90%	506,314	2.04%	1.20%
650 Fifth Avenue
New York, NY 10019
Samuel D. Isaly(5)(12)	–	–	2,857,143	11.31%	7.64%
c/o OrbiMed Advisors LLC
767 Third Avenue, 30th Floor
New York, NY 10017
SDS Capital Group SPC, Ltd.(5)(7)(9)(13)	49	11.70%	1,914,030	7.41%	2.23%
c/o SDS Management, LLC
53 Forest Avenue, Suite 201
Old Greenwich, CT 06870

(1)          The amount includes the combined number of shares of both our Series D Preferred Stock and our Series E Preferred Stock owned by the entity as of May 8, 2006. There are no outstanding shares of any other series of our Preferred Stock.

(2)          Represents the percentage of the combined number of outstanding shares of both our Series D and Series E Preferred Stock.

(3)          Shares of Common Stock owned as of May 8, 2006 and shares of Common Stock subject to Preferred Stock, warrants currently convertible or exercisable, or convertible or exercisable within 60 days of

May 8, 2006, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person. Share numbers and percentages for each stockholder include all such shares of common stock that may be acquired through the conversion or exercise of convertible preferred stock, warrants or options held by such stockholder without regard to the limitations described in footnotes (4), (5), (7), (8) and (9) below, and therefore may not represent the number of shares or percentage of shares the stockholder is deemed to beneficially owned under applicable securities laws. On May 8, 2006, each share of Series D Preferred Stock was convertible into approximately 4,255 shares of our Common Stock and each share of Series E Preferred Stock was convertible into approximately 2,000 shares of our Common Stock.

(4)          Reflects actual voting percentage. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date at the then current conversion value as determined pursuant to the Certificates of Designations, Rights and Preferences of the Preferred Stock. However, pursuant to the terms of the Certificates of Designations, the maximum number of votes that each holder of shares of Preferred Stock shall be entitled to shall not exceed 4.95% of the total number of shares of Common Stock then outstanding or 276,192 votes for the Series D Preferred Stock and 342,000 votes for the Series E Preferred Stock.

(5)          This entity owns warrants which provide that the number of shares of our Common Stock that may be acquired by any holder of the warrants upon exercise of the warrants is limited to the extent necessary to ensure that, following such exercise, the number of shares of our Common Stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of the Exchange Act, does not exceed 9.99% of the total number of shares of our Common Stock then outstanding.

(6)          Based on information provided to us by the holder, Dorset Management Corporation provides investment management services to certain entities that own shares of common stock and warrants totaling 1,098,300 shares of common stock and 500,000 warrants. David M. Knott is the natural person who exercises voting and investment control over the securities beneficially owned by Dorset Management Corporation. Knott Partners, LP owns 335,800 shares and 179,500 warrants, Matterhorn Offshore Fund Ltd owns 483,200 shares and 196,700 warrants, CommonFund Hedged Equity Co. owns 40,300 shares and 22,550 warrants, Good Steward Trading Co. owns 12,600 shares and 6,400 warrants, Shoshone Partners, LP owns 210,100 shares and 89,250 warrants, Mulsanne Partners owns 2,700 shares, and  Finderne LLC owns 13,600 shares and 5,600 warrants.

(7)          The entity owns warrants which provide that the number of shares of our Common Stock that may be acquired by any holder of the warrants upon exercise of the warrants is limited to the extent necessary to ensure that, following such exercise, the number of shares of our Common Stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of the Exchange Act, does not exceed 4.95% of the total number of shares of our Common Stock then outstanding.

(8)          This entity owns warrants which provide that the number of shares of our Common Stock that may be acquired by any holder of the warrants upon exercise of the warrants is limited to the extent necessary to ensure that, following such exercise, the number of shares of our Common Stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of the Exchange Act, does not exceed 9.95% of the total number of shares of our Common Stock then outstanding.

(9)          This entity owns warrants which provide that the number of shares of our Common Stock that may be acquired by any holder of the warrants upon exercise of the warrants is limited to the extent necessary to ensure that, following such exercise, the number of shares of our Common Stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of the Exchange Act, does not exceed 4.99% of the total number of shares of our Common Stock then outstanding.

(10)   Based on information provided to us by the holder, North Sound Capital LLC (“North Sound”) may be deemed the beneficial owner of the securities described herein in its capacity as the managing member of North Sound Legacy Institutional Fund LLC and the investment advisor of North Sound Legacy International Ltd. (the “Funds”), who are the holders of such securities. As the managing member or investment advisor, respectively, of the Funds, North Sound has voting and investment control with respect to the securities held by the Funds. The ultimate managing member of North Sound is Thomas McAuley. North Sound’s beneficial ownership as presented above includes 1,991,186 shares of Common Stock issuable upon exercise of warrants; the effect of converting the 78 shares of Series D Preferred Stock into 331,915 shares of Common Stock; and the effect of converting the 120 shares of Series E Preferred Stock into 240,000 shares of Common Stock, although North Sound may not be deemed to beneficially own certain of such securities under applicable securities laws. Each of North Sound and Mr. McAuley disclaims beneficial ownership of any shares held by the Funds except to the extent of their respective economic interests in each Fund.

(11)   Based on information provided to us by the holder, Omicron Capital, L.P. is a related entity to Omicron Master Trust, and therefore, their holdings have been aggregated for purposes of this table. Omicron’s beneficial ownership includes 206,314 shares of Common Stock issuable upon exercise of warrants and the effect of converting the 150 shares of Series E Preferred Stock into 300,000 shares of Common Stock. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our Common Stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our Common Stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our Common Stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of Common Stock owned by Omicron and, as of May 8, 2006, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of Common Stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our Common Stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our Common Stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our Common Stock owned by Omicron, as those terms are used for purposes under Regulation 13D-G of the Exchange Act, as amended. Omicron and

Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this Proxy Statement as a stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(12)   Based on information provided to us by the holder, OrbiMed Advisors LLC and OrbiMed Capital LLC are registered investment advisers under the Investment Advisers Act of 1940, as amended, that act as investment advisers or general partners to certain clients which hold shares of our Common Stock, as more particularly described above. OrbiMed Advisors LLC and OrbiMed Capital LLC are related entities under common ownership and control. Samuel D. Isaly is the managing member of OrbiMed Advisors LLC and OrbiMed Capital LLC and as such maintains voting control of the shares in the Company. OrbiMed Advisors LLC and OrbiMed Capital LLC hold shares on behalf of Caduceus Capital Master Fund Limited (589,062 shares and 294,531 warrants), Caduceus Capital II, L.P. (306,000 shares and 153,000 warrants), UBS Eucalyptus Fund, LLC (500,000 shares and 250,000 warrants), PW Eucalyptus Fund, Ltd. (50,000 shares and 25,000 warrants), HFR SHC Aggressive Trust (117,000 shares and 58,500 warrants), Knightsbridge Post Venture IV L.P. (71,000 shares and 35,500 warrants), Knightsbridge Integrated Holdings, V, LP (79,000 shares and 39,500 warrants), Knightsbridge Netherlands II, LP (20,000 shares and 10,000 warrants), Knightsbridge Integrated Holdings IV Post Venture, LP (30,000 shares and 15,000 warrants), Knightsbridge Post Venture III, LP (19,500 shares and 9,750 warrants), Knightsbridge Netherlands I LP (18,800 shares and 9,400 warrants), Knightsbridge Netherlands III LP (19,300 shares and 9,650 warrants), Knightsbridge Integrated Holdings II Limited (24,500 shares and 12,250 warrants), Knightsbridge Venture Completion 2005 LP (7,500 shares and 3,750 warrants), and Knightsbridge Venture Capital VI LP (20,300 shares and 10,150 warrants), Knightsbridge Venture Capital IV LP (19,200 shares and 9,600 warrants), and Knightsbridge Venture Capital III LP (13,600 shares and 6,800 warrants).

(13)   Based on information provided to us by the holder, SDS Capital Group SPC, Ltd.’s beneficial ownership includes 1,304,256 shares of Common Stock issuable upon exercise of warrants and the effect of converting the 49 shares of Series D Preferred Stock into 207,957 shares of Common Stock. SDS Management, LLC is the Investment Manager of SDS Capital Group SPC, Ltd. Steve Derby is the sole Managing Member of SDS Management, LLC, and is the natural person who exercises voting and investment control over the securities beneficially owned by SDS Capital Group SPC, Ltd.

The following table sets forth information about our shares of Common Stock that are or may be beneficially owned on May 8, 2006 (unless otherwise indicated) by (i) each Named Executive Officer (as defined on page 28); (ii) each of our directors and director nominees; and (iii) our directors and executive officers as a group. Unless otherwise noted, each stockholder has sole voting power and sole investment power with respect to the securities shown in the table below.

Name of Beneficial Owner	Shares Owned(1)	Percent of Shares Outstanding
Named Executive Officers
Shrotriya, Rajesh(2)	1,378,562	5.4%
Lenaz, Luigi(3)	509,684	2.1%
Shyam Kumaria(4)	153,486	*
Directors/Director Nominees
Fulmer, Richard(5)	18,750	*
Krassner, Stuart(5)	19,500	*
Maida, Anthony(6)	43,750	*
Mehta, Dilip(7)	50,750	*
Vida, Julius(7)	50,750	*
All Executive Officers and Directors as a group (8 persons)(8)	2,225,232	8.5%

*                    less than 1%

(1)   Shares of Common Stock owned as of May 8, 2006 and shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days of May 8, 2006, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

(2)   Includes 1,255,100 shares of our Common Stock subject to stock options held by Dr. Shrotriya, which are currently exercisable or exercisable within 60 days of May 8, 2006. The number does not include 200 shares of our Common Stock beneficially owned by Rick Shrotriya, Dr. Shrotriya’s adult son, for which Dr. Shrotriya disclaims beneficial ownership. In addition, includes 60,000 unvested restricted shares of our Common Stock subject to future vesting. The holders of restricted stock are entitled to vote and receive dividends, if declared, on the shares of Common Stock covered by the restricted stock grant.

(3)   Includes 404,150 shares of our Common Stock subject to stock options held by Dr. Luigi Lenaz, and 30,000 shares of our Common Stock subject to a currently exercisable option held by his wife, M. Dianne DeFuria, which are currently exercisable or exercisable within 60 days of May 8, 2006.  In addition, includes 22,500 unvested restricted shares of our Common Stock subject to future vesting. The holders of restricted stock are entitled to vote and receive dividends, if declared, on the shares of Common Stock covered by the restricted stock grant.

(4)   Includes 127,500 shares of our Common Stock subject to stock options held by Mr. Kumaria, which are currently exercisable or exercisable within 60 days of May 8, 2006.  In addition, includes 15,000 unvested restricted shares of our Common Stock subject to future vesting. The holders of restricted stock are entitled to vote and receive dividends, if declared, on the shares of Common Stock covered by the restricted stock grant.

(5)   Includes 13,750 shares of our Common Stock subject to stock options, which are currently exercisable or exercisable within 60 days of May 8, 2006, and 3,750 unvested restricted shares of our Common Stock subject to future vesting. The holders of restricted stock are entitled to vote and receive dividends, if declared, on the shares of Common Stock covered by the restricted stock grant.

(6)   Includes 38,750 shares of our Common Stock subject to stock options, which are currently exercisable or exercisable within 60 days of May 8, 2006, and 3,750 unvested restricted shares of our Common Stock subject to future vesting. The holders of restricted stock are entitled to vote and receive dividends, if declared, on the shares of Common Stock covered by the restricted stock grant.

(7)   Includes 45,750 shares of our Common Stock subject to stock options, which are currently exercisable or exercisable within 60 days of May 8, 2006, and 3,750 unvested restricted shares of our Common Stock subject to future vesting. The holders of restricted stock are entitled to vote and receive dividends, if declared, on the shares of Common Stock covered by the restricted stock grant.

(8)   Includes 1,974,500 shares of our Common Stock subject to stock options which are current exercisable or exercisable within 60 days of May 8, 2006 and 116,250 unvested restricted shares held as a group.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers, their ages, the year in which each first became an officer of the Company and descriptions of their backgrounds.

Name and Age

Rajesh C. Shrotriya, M.D. (62) Chairman of the Board, Chief Executive Officer and President	Information regarding Dr. Shrotriya is provided under “Proposal 1—Election of Directors” on page 12 of this report.
Luigi Lenaz, M.D. (65) Chief Scientific Officer

Dr. Lenaz has served as Chief Scientific Officer since February 2005. From November 2000 until February 2005, Dr. Lenaz served as the President of Spectrum’s Oncology Division. Prior to joining Spectrum Pharmaceuticals, Inc., from October 1997 to June 2000 he was Senior Vice President of Clinical Research and Medical Affairs of SuperGen, Inc., a NASDAQ listed pharmaceutical company dedicated to battling cancer. Previously, he was Senior Medical Director, Oncology Franchise Management for Bristol-Myers Squibb, a NYSE listed pharmaceutical company, from 1990 to 1997 and was Director, Scientific Affairs, Anti-Cancer for Bristol-Myers Squibb from 1978 to 1990. Dr. Lenaz was a Post Doctoral Fellow at both the Memorial Sloan-Kettering Cancer Center in New York and the National Cancer Institute in Milan, Italy. He received his medical training at the University of Bologna Medical School in Bologna, Italy.

Shyam Kumaria (56) Vice President Finance

Mr. Kumaria, has served as Vice President Finance since December 2003. From 1996 to 2003, he provided financial and management consulting services to private companies. From 1984 to 1996, he served in senior executive and management positions for several companies including Deloitte & Touche. Mr. Kumaria became a Chartered Accountant in London, England in 1973 and a Certified Public Accountant in 1978. He received an Executive MBA from Columbia University in 1984.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors consists of six annually elected directors. The Nominating and Corporate Governance Committee nominated Richard D. Fulmer, Stuart M. Krassner, Anthony E. Maida, Dilip J. Mehta, Rajesh C. Shrotriya and Julius A. Vida for election to the Board.

On September 20, 2005, Mr. Fulmer was appointed to the Board. Under Delaware law, a director elected by the Board of Directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualified.

Unless you specifically withhold authority in the attached proxy for the election of any of these directors, the persons named in the attached proxy will vote FOR the election of Drs. Krassner, Mehta, Shrotriya and Vida, and Messrs. Fulmer and Maida. Each director will be elected to serve a one-year term expiring at the annual meeting in 2007 and until his or her successor has been duly elected and qualified, or until his or her earlier resignation or removal.

Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the proxy holders will vote for the substitute nominee designated by the Board. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SIX NOMINEES.

The following provides information regarding our nominees to the Board of Directors, their ages, the year in which each first became a director of the Company, their principal occupations or employment during the past five years and any family relationship with any other director or executive officer of the Company:

Richard D. Fulmer, M.B.A.

Mr. Fulmer, 60, has been a director of Spectrum since September 2005. His career spans over thirty years, including twenty-four years spent at Pfizer, Inc., where he held senior positions in marketing, business development, and general management. Mr. Fulmer retired from Pfizer in 2001 and since that time has served as a self-employed consultant and advisor to healthcare companies. He is an Advisory Board Member of Avaan Therapeutics, Inc. From 1998 until his retirement, Mr. Fulmer was Vice President and General Manager of Pfizer’s US Veterinary healthcare business, with accountability for the management of sales, marketing and medical operations. Prior to that assignment, Mr. Fulmer served as Pfizer’s Vice President for Licensing and Development from 1993 to 1997, with responsibility for corporate licensing and business development activity, which included the acquisition of new drugs and technology for the global pharmaceutical business. Chief among his accomplishments was the formation of a strategic alliance with Eisai for the Alzheimer’s drug Aricept. He also led the effort to license the cholesterol reduction product Lipitor, and was also responsible for creating a multi-company alliance for the commercialization of Exubera, a pulmonary insulin product. During his tenure in licensing, he became a prominent speaker at industry conferences and a

member of the Licensing Executive Society. Mr. Fulmer was also a Vice President of Marketing for Pfizer where he played a key role in the introduction and commercial success of several market leading drugs, including Diflucan, Zoloft, and Glucotrol. Prior to joining Pfizer, Mr. Fulmer was a Senior Financial Analyst for the Ford Motor Company and served as a Captain in the United States Marine Corps. He received a MBA in Finance from George Washington University in 1973. He also holds a B.S. in Economics from the University in Oregon (1967) and a Diploma in International Business from the Netherlands School of Business, Nijenrode University.

Stuart M. Krassner, Sc.D., Psy.D.

Dr. Krassner, 70, has been a director of Spectrum Pharmaceuticals, Inc. since December 2004 and was previously a member of our Scientific Advisory Board from 1996 to 2001. Dr. Krassner’s career spans four decades of experience in various positions at the University of California, Irvine (UCI), most recently as Professor Emeritus of Developmental and Cell Biology at the School of Biological Sciences. While at UCI, he developed and reinforced FDA and NIH compliance procedures for UCI-sponsored human clinical trials, established UCI’s first Institutional Review Board, and at one time headed all contract and grant activities. Dr. Krassner has also been retained by a number of public and private pharmaceutical, medical device and other companies to provide scientific and regulatory advisory services, including FDA compliance. Dr. Krassner’s work has been published in numerous peer-reviewed U.S. journals. Dr. Krassner has been awarded grants from the National Institute of Health, the National Science Foundation and the World Health Organization. Dr. Krassner has been a member of the American Society of Protozoology, the American Society of Tropical Medicine and Hygiene, the Corporation of the Marine Biological Laboratories, Woods Hole, MA, and Sigma Xi, among others. Dr. Krassner received his Sc.D. from the Bloomberg School of Public Health at Johns Hopkins University. He holds a B.S. in Biology from Brooklyn College.

Anthony E. Maida, III, MA, MBA

Mr. Maida, 54, has been a director of Spectrum since December 2003. Mr. Maida has been the Acting Chairman of Dendri Therapeutics, Inc., a startup company focused on the clinical development of therapeutic vaccines for patients with cancer, since 2003. Additionally, Mr. Maida has been serving as Chairman, Founder and Director of BioConsul Drug Development Corporation since 1999, providing consulting services to large and small biopharmaceutical firms in the clinical development of oncology products and product acquisitions and to venture capital firms evaluating life science investment opportunities. Mr. Maida served as the President and Chief Executive Officer of Replicon NeuroTherapeutics, Inc., a biopharmaceutical company focused on the therapy of patients with tumors (both primary and metastatic) of the central nervous system (CNS) where he successfully raised financing from both venture capital and strategic investors and was responsible for all financial and operational aspects of the company, from June 2001 to July 2003. From 1999 to 2001, Mr. Maida held positions as Interim Chief Executive Officer for Trellis Bioscience, Inc., a private biotechnology company that addresses high clinical stage failure rates in pharmaceutical development, and CancerVax Corporation, a biotechnology company dedicated to the treatment of cancer. From 1992 until 1999, Mr. Maida served as President and CEO of Jenner Biotherapies, Inc., a biopharmaceutical company. From 1980 to 1992, Mr. Maida served in senior management positions with various companies including President and Chief Executive Officer of Cell Path, Inc., a biosciences company specializing in drug discovery and development, and Vice President Finance and Chief Financial Officer of Data Plan, Inc., a wholly owned subsidiary of Lockheed Corporation. Additionally, Mr. Maida currently works in the laboratory of Kit S. Lam, M.D., Ph.D., University of California, Medical Center, Department of Hematology and Oncology, where he is completing his doctoral work in immunology (advanced to Doctoral Candidacy). Mr. Maida serves on the Advisory Boards of EndPoint BioCapital, Sdn Bhd (Kuala Lumpur, Malaysia) and Innovera Life Science Fund and serves as a consultant and technical analyst for North Sound Capital, one of our large stockholders, and vFinance, both financial services companies. Additionally, Mr. Maida has been retained by Takeda Chemical Industries, Ltd. (Osaka, Japan) and Novel Bioventures to conduct corporate and technical due diligence on investment opportunities. Mr. Maida is a speaker at industry conferences and is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, the Society of Neuro-Oncology, the International Society for Biological Therapy of Cancer, the American Association of Immunologists and the Society of Toxicology. Mr. Maida received a B.A. Degree in History from University of Santa Clara 1975, received a B.A. degree in Biology from San Jose State University 1977, a MBA from the University of Santa Clara 1978, and received a MA in toxicology from San Jose University 1986.

Dilip J. Mehta, M.D., Ph.D.

Dr. Mehta, 73, has been a director of Spectrum since June 2003 and member of our Scientific Advisory Board since 2001. Dr. Mehta has been self-employed as a pharmaceutical consultant since 1998. Dr. Mehta is a venture partner at Radius Ventures, LLC in New York. Dr. Mehta is a current member of the Psychopharmacology Advisory Committee to the U.S. Food and Drug Administration. From 1982 until he retired in 1997, Dr. Mehta held a number of executive management positions with Pfizer Inc., a pharmaceutical company, including Senior Vice President, U.S. Clinical Research, with responsibility for clinical research (Phases 1, 2 and 3) including data processing and statistical analysis for Pfizer Inc.’s drugs in the U.S., as well as supervised submissions of NDA’s for Cardura, Norvasc, Zoloft, Zithromax, Diflucan, Unasyn, Trovan, Viagra, Geodon, and a number of other drugs/supplements. Dr. Mehta serves as a member of the Board of Directors of Esvee Pharmaceuticals, Pvt. Ltd. (Pune, India), and Bharat Serums & Vaccines Limited (Mumbai, India). From 1993 until 1997, Dr. Mehta served as Chair, Efficacy Section for the Pharmaceutical Research and Manufacturers of America (‘PhRMA’) in the International Conference on Harmonization and was a PhRMA topic leader for one of the Expert Working Group in Efficacy. From 1966 until 1982, Dr. Mehta held the position of Group Director, Clinical Research in the U.S. for Hoechst AG with supervision of Internal Medicine, Metabolic and Infectious Diseases and Cardiovascular groups. Dr. Mehta graduated from the University of Bombay, India, and holds an M.D., and received a Ph.D. in Pharmacology. Dr. Mehta was a Research Fellow in Clinical Pharmacology at Cornell University Medical College.

Rajesh C. Shrotriya, M.D.

Dr. Shrotriya, 62, has been Chairman of the Board, Chief Executive Officer and President since August 2002 and a director of Spectrum since June 2001. From September 2000 to August 2002, Dr. Shrotriya served as President and Chief Operating Officer of Spectrum. Dr. Shrotriya also serves as a member of the Board of Directors of Antares Pharma, Inc., a drug delivery systems company. Prior to joining Spectrum Pharmaceuticals, Inc., Dr. Shrotriya held the position of Executive Vice President and Chief Scientific Officer from November 1996 until August 2000, and as Senior Vice President and Special Assistant to the President from November 1996 until May 1997, for SuperGen, Inc., a publicly-held pharmaceutical company focused on drugs for life-threatening diseases, particularly cancer. From August 1994 to October 1996, Dr. Shrotriya held the positions of Vice President, Medical Affairs and Vice President, Chief Medical Officer of MGI Pharma, Inc., an oncology-focused biopharmaceutical company. Dr. Shrotriya spent 18 years at Bristol-Myers Squibb Company in a variety of positions most recently as

Executive Director, Worldwide CNS Clinical Research. Previously, Dr. Shrotriya held various positions at Hoechst Pharmaceuticals, most recently as Medical Advisor. Dr. Shrotriya was an attending physician and held a courtesy appointment at St. Joseph Hospital in Stamford, Connecticut. In addition, he received a certificate for Advanced Biomedical Research Management from Harvard University. Dr. Shrotriya received his M.D. degree from Grant Medical College, Bombay, India, in 1974; his D.T.C.D. (Post Graduate Diploma in Chest Diseases) degree from Delhi University, V.P. Chest Institute, Delhi, India, in 1971; M.B.B.S. (Bachelor of Medicine and Bachelor of Surgery—equivalent to an M.D. degree in the U.S.) from the Armed Forces Medical College, Poona, India, in 1967; and a B.S. with Chemistry degree from Agra University, Aligarh, India, in 1962.

Julius A. Vida, Ph.D.

Dr. Vida, 77, has been a director of Spectrum since April 2003. Dr. Vida serves as a member of the Board of Directors of Medarex, Inc., a NASDAQ listed company focused on the discovery and development of human antibody-based therapeutic products, CSS Albachem Ltd., (UK), a biotechnology company which produces chemically synthesized custom peptides and proteins, FibroGen, Inc., a pharmaceutical company, Osteo Screen, Inc., a pharmaceutical company which attempts to find new drugs to slow bone loss, and YM Biosciences, Inc. (Canada), a pharmaceutical development company that focuses on cancer therapeutics. Since 1993, Dr. Vida has been a self-employed pharmaceutical consultant with VIDA International Pharmaceutical Consultants. From 1975 until his retirement in 1993, Dr. Vida held various positions at Bristol-Myers Squibb and its predecessors. From 1991 to 1993, Dr. Vida was Vice President, Business Development, Licensing and Strategic Planning, and from 1985 to 1991, he was Vice President, Licensing. Dr. Vida graduated from Pazmany Peter University, Budapest, Hungary, holds an M.S. and a Ph.D. in Organic Chemistry from Carnegie Institute of Technology, was a Postdoctoral Fellow at Harvard University, and holds an M.B.A. from Columbia University.

Director Compensation

The following sets forth information concerning total compensation during the 2005 fiscal year for services rendered to the Company earned or paid to members of the Board of Directors.

Cash Compensation.   Each non-employee director receives an annual retainer of $20,000, $2,000 for each in-person Board of Directors meeting attended, $1,000 for each additional in-person Board of Director Meetings held on the day following an in-person Board Meeting and $1,000 for each telephonic Board of Director’s meeting attended. In addition, the lead director receives an annual retainer of $1, the amount the lead director requested.

The Chairperson of our Audit Committee receives $3,000 for each committee meeting attended (whether in-person or telephonically) while the other committee members of the Audit Committee receive $1,000 for each committee meeting attended. The Chairperson of our Compensation Committee receives $1,000 for each committee meeting attended (whether in-person or telephonically) while the other committee members of the Compensation Committee receive $500 for each committee meeting attended. Each non-employee director serving as a member of our Placement Committee receives $250 per committee meeting (whether in-person or telephonically) or action by Unanimous Written Consent. Each non-employee director serving as member of our Product Acquisition Committee receives $2,000 per full day committee meeting attended and $1,000 per half day committee meeting attended. Our directors are also reimbursed for certain expenses incurred in connection with attendance at Board meetings. Directors who are also employees of the Company receive no compensation for service as directors.

Stock Grants.   On December 6, 2005, we granted to each non-employee director 5,000 restricted shares of our Common Stock. These shares vest in installments of 25% annually beginning January 1, 2006, subject to continued service on the Board through the vesting date. The total value of the aggregate of the 25,000 restricted shares granted, based on the closing price of our Common Stock on the date of grant, was $106,500.

Stock Options.   On January 3, 2005, we granted to each non-employee director an option to purchase up to 20,000 shares of our Common Stock at $6.66 per share. These options vest in installments of 25% annually as of the date of grant. On March 14, 2005, we granted each of Dr. Ann and Mr. Armin Kessler, directors at that time who did not stand for re-election to the Board at the annual stockholders meeting on June 10, 2005, an option to purchase 10,000 shares of our Common Stock at $6.92 per share, which options vested in their entirety on June 10, 2005. On April 12, 2005, the Compensation Committee accelerated the vesting of all previously granted options to Dr. and Mr. Kessler that had not yet vested. This resulted in the acceleration of vesting of options to purchase up to an aggregate of 60,000 share of our Common Stock; the exercise prices of all of the options were greater than the closing sale price of our Common Stock on the date of acceleration. On September 20, 2005, in connection with his initial appointment to the Board, we granted Mr. Fulmer an option to purchase 10,000 shares of our Common Stock at $5.13 per share. This option vests in installments of 25% every three months beginning on the date of grant. On December 6, 2005, we granted to each non-employee director an option to purchase 15,000 shares of our Common Stock at $4.26 per share. These options vest in installments of 25% annually beginning January 1, 2006. All of the above described options have a ten year term and their vesting is conditioned upon continued service on the Board through the vesting date. All vested options are exercisable for five years following termination of service as a Board member, other than terminations for cause or terminations prior to the end of the director’s term. The exercise price of all of the above options was the fair market value based upon the closing sale price of the Company’s Common Stock on the date prior to the grant.

Board Meeting Attendance

Our Board of Directors met 10 times and acted 3 times by Unanimous Written Consent during 2005. During the year, overall attendance by directors averaged 94% at Board meetings and 100% at Committee meetings. Our policy is that every director is expected to attend in person the annual meeting of stockholders of the Company. If a director is unable to attend a meeting, he or she shall notify the Board and attempt to participate in the meeting telephonically, if possible. All of our Board members who were up for re-election attended the 2005 Annual Stockholder Meeting.

Board Independence

The Board has determined that each of Drs. Krassner, Mehta and Vida, and Messrs. Fulmer and Maida are “independent” within the meaning of the NASDAQ Stock Market, Inc. (“NASDAQ”) director independence standards, as currently in effect. The Board further determined that Dr. Shrotriya is not independent due to his current employment as an executive officer of Spectrum.

BOARD COMMITTEES

Our Board of Directors has standing Audit, Compensation, Placement, Product Acquisition and Nominating and Corporate Governance Committees.

Board Committee Membership
as of May 2006

Name	Audit Committee	Compensation Committee	Placement Committee	Nominating and Corporate Governance Committee	Product Acquisition Committee
Richard D. Fulmer	*			*	*
Stuart M. Krassner	*	*	*	*	*
Anthony E. Maida, III	**		*	*	*
Dilip J. Mehta	*	*	*	***	*
Rajesh C. Shrotriya			**		*
Julius A. Vida		**		*	*

*                    Member.

**             Chair.

***      Lead Director.

Audit Committee.   The Audit Committee is currently comprised of Messrs. Maida (Chair) and Fulmer, and Drs. Krassner and Mehta, each of whom satisfies the NASDAQ and SEC rules for Audit Committee membership. The Audit Committee held 7 meetings during 2005. It acts pursuant to a written charter which is posted on the Company’s website at www.spectrumpharm.com. The Board of Directors has determined that Mr. Maida is an Audit Committee financial expert within the meaning of the SEC rules and satisfies the financial sophistication requirements of the NASDAQ Listing Standards. Principal responsibilities of the Audit Committee include but are not limited to:

•       Appointing, compensating, retaining and overseeing the work of the independent auditor;

•       Reviewing independence qualifications and quality controls of the independent auditor;

•       Overseeing and monitoring internal controls, procedures, the audit function, accounting procedures and financial reporting process; and

•       Reading and discussing with management and the independent auditor the annual audited, and quarterly audited, financial statements.

Compensation Committee.   The Compensation Committee is comprised of Drs. Vida (Chair), Krassner and Mehta. The Compensation Committee’s responsibilities include, but are not limited to:

reviewing and evaluating the Company’s compensation arrangements, reviewing the compensation philosophy of the Company, determining the compensation of the chief executive officer and other executive officers of the Company, and reviewing and approving bonus compensation plans, including stock option and employee stock purchase plans. The Compensation Committee held 6 meetings during 2005. It acts pursuant to a written charter which is posted on the Company’s website at www.spectrumpharm.com.

Placement Committee.   The Placement Committee is comprised of Drs. Shrotriya (Chair), Krassner and Mehta, and Mr. Maida. The Placement Committee has the delegated authority to act on behalf of the Board for approving and evaluating all issuances of securities of the Company, including the authority to set the terms of each security being issued, including, without limitation, Common Stock, warrants, preferred stock or other securities convertible into Common Stock. The Placement Committee met 1 time and took action by Unanimous Written Consent 4 times during 2005.

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee is comprised of Drs. Krassner, Mehta and Vida, and Messrs. Fulmer and Maida. All members of the Nominating and Corporate Governance Committee are non-employee directors and satisfy the current NASDAQ Stock Market listing standards. The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to: the identification and recommendation of nominees for election as directors by the stockholders, the identification and recommendation of candidates to fill any vacancies on the Board, and the recommendation to the Board of a set of corporate governance guidelines and principles applicable to the Company. The Nominating and Corporate Governance Committee met 4 times in 2005. It acts pursuant to a written charter which is posted on the Company’s website at www.spectrumpharm.com.

In selecting and making recommendations to the Board for director nominees, the Nominating and Corporate Governance Committee may consider suggestions from many sources, including the Company’s stockholders. Any such director nominations, together with appropriate biographical information and qualifications, should be submitted by the stockholder(s) to the Chairman of the Nominating and Corporate Governance Committee of the Board of Directors, c/o Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, CA 92618. Director nominees submitted by stockholders are subject to the same review process as director nominees submitted from other sources such as other Board members or senior management.

The Nominating and Corporate Governance Committee will consider a number of factors when reviewing potential nominees for the Board. The factors which are considered by the Committee include, but are not limited to the following: the candidate’s ability and willingness to commit adequate time to Board and committee matters, the fit of the candidate’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company, the candidate’s personal and professional integrity, ethics and values, the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company, the candidate’s experience in the Company’s industry and with relevant social policy concerns, the candidate’s experience as a board member of another publicly held company, whether the candidate would be “independent” under applicable standards, whether the candidate has practical and mature business judgment, and the candidate’s academic expertise in an area of the Company’s operations.

In identifying, evaluating and selecting future potential director nominees for election at each annual meeting of stockholders and nominees for directors to be elected by the Board to fill vacancies and newly created directorships, the Nominating and Corporate Governance Committee engages in a selection process. The Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board, any stockholder of the Company or senior management. The Committee may also hire a search firm if deemed appropriate. All potential new director nominees will be initially reviewed by the Chairman of the Committee, or in the Chairman’s absence, any other member of the Committee delegated to initially review director candidates. The reviewing Committee member will make an initial determination in his or her own independent business judgment as to the qualifications and fit of such director candidates based on the criteria set forth above. If the reviewing member determines that it is appropriate to proceed, the Chief Executive Officer and at least one member of the Committee will interview the prospective director candidate(s). The full Committee may interview the candidates as well. The Committee will provide informal progress updates to the Board and will meet to consider and recommend final director candidates to the entire Board. The Board determines which candidates are nominated or elected to fill a vacancy.

Mr. Fulmer was initially identified to the Nominating and Corporate Governance Committee by  Dr. Mehta as a potential candidate for the Board. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board elected Mr. Fulmer as a director to fill a newly created position on the Board in September 2005.

Product Acquisition Committee.   The Product Acquisition Committee is comprised of Drs. Shrotriya, Mehta, Vida and Krassner, and Messrs. Fulmer and Maida. The Product Acquisition Committee is responsible for evaluating the Company’s product acquisition opportunities. The Product Acquisition Committee did not meet or take action by Unanimous Written Consent during 2005.

Communications with the Board

Stockholders who wish to contact members of the Board may send email correspondence to: ir@spectrumpharm.com. If a stockholder would like to write to the Board, they may also send written correspondence to the following address: Spectrum Pharmaceuticals, Inc., Board of Directors, 157 Technology Drive, Irvine, CA 92618. Stockholders should provide proof of share ownership with their correspondence. It is suggested that stockholders also include contact information. All communications will be received and processed by the Investor Relations Office, and then directed to the appropriate member(s) of the Board. In general, correspondence relating to accounting, internal accounting controls or auditing matters will be referred to the Chairperson of the Audit Committee, with a copy to the Nominating and Corporate Governance Committee. All other correspondence will be referred to the Chairperson of the Nominating and Corporate Governance Committee. To the extent correspondence is addressed to a specific director or requires a specific director’s attention, it will be directed to that director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 15, 2005, we completed the sale in a registered transaction to select institutional and other investors of 8,000,000 shares of our Common Stock at a purchase price of $5.25 per share, and six-year warrants, which were immediately exercisable, to purchase up to 4,000,000 shares of our Common Stock at an exercise price of $6.62 per share, for aggregate proceeds of approximately $42 million. Pursuant to the purchase agreements with the investors, we have filed a registration statement covering the Common Stock and the Common Stock issuable upon exercise of the warrants.

Among the investors in this financing were the following entities that are current beneficial owners of more than 5% of the total number of outstanding shares of our Preferred Stock or Common Stock. Entities related to OrbiMed Advisors, LLC acquired 1,904,762 shares of our Common Stock and warrants to purchase up to 952,381 shares of our Common Stock for an aggregate purchase price of $10,000,000. Entities related to David M. Knott acquired 1,000,000 shares of our Common Stock and warrants to purchase up to 500,000 shares of our Common Stock for an aggregate purchase price of $5,250,000. SDS Capital Group, SPC, Ltd. acquired 550,000 shares of our Common Stock and warrants to purchase up to 275,000 shares of our Common Stock for an aggregate purchase price of $2,887,500. Please see the table above under the Section titled “Stock Ownership” for more information on the above entities and their current holdings.

In 2001, prior to his election to our Board of Directors in April 2003, Dr. Vida had participated as a consultant in the in-licensing of satraplatin from Johnson Matthey. Pursuant to his Consulting Agreement, which terminated in September 2001, Dr. Vida was paid an aggregate of $7,500 in success fees. He may become eligible for additional success fees equal to 3% of amounts paid by us under the license agreements, other than royalties, in the event the contingent milestone obligations to Johnson Matthey become payable. Such fees are unrelated to his services as our director.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including the principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions as required by the Sarbanes-Oxley Act of 2002. A copy of the Code of Business Conduct and Ethics will be provided to any person, without charge, upon oral request to (949) 788-6700 or upon written request to Investor Relations, Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, CA 92618. Waivers from, and amendments to, if any, the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions, if any, will be posted on our website at www.spectrumpharm.com.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors operates pursuant to a written charter, a copy of which is posted on our website at www.spectrumpharm.com. The Committee met 7 times during fiscal 2005 to fulfill its responsibilities. To ensure independence, the Audit Committee meets separately with the Company’s independent public accountants and members of management. All members of the Audit Committee are non-employee directors and satisfy the current NASDAQ Stock Market listing standards and SEC requirements with respect to independence, financial literacy and experience.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s consolidated financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditor is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such consolidated financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2005 with management and the independent auditors. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Anthony E. Maida, III, MA, MBA, Chair
Richard D. Fulmer, M.B.A.
Stuart M. Krassner, Sc.D., Psy.D.
Dilip J. Mehta, M.D., Ph.D.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following summarizes audit and non-audit fees for the years ended December 31, 2005 and 2004.

	2005	2004
Audit Fees	$222,366	$239,533
Audit Related Fees	28,309	28,955
Tax Fees	8,015	6,400
All Other Fees	0	0
Total	$258,690	$274,888

Kelly & Company.   The fees billed (including estimations for services rendered but not yet billed) by Kelly & Company, our current independent public accountant, during or related to 2005 and 2004 were as follows:

•       Audit Fees.   The aggregate fees billed for professional services rendered by Kelly & Company for the audit of the Company’s annual financial statements and the review of the financial statements included in the Company’s Quarterly Reports on Forms 10-Q for the year ended December 31, 2005 were $222,366, and for the year ended December 31, 2004 were $239,533.

•       Audit Related Fees.   The aggregate fees billed for professional services rendered by Kelly & Company for assurance and related services that are reasonably related to the performance of the audit for the 2005 fiscal year were $28,309, and for the 2004 fiscal year were $28,955. Such fees primarily related to reviews of registration statements filed in connection with equity financings secured in 2005 and 2004.

•       Tax Fees.   The aggregate fees billed for professional services rendered by Kelly & Company for tax returns and compliance for 2005 was $8,015, and was approximately $6,400 for 2004.

•       All Other Fees.   The aggregate fees billed for services rendered by Kelly & Company, other than fees for the services referenced under the foregoing captions for both the 2005 and 2004 fiscal years were $0.

All audit and permissible non-audit services by our independent accountant were pre-approved by our Audit Committee. Pursuant to its charter, the Audit Committee may establish pre-approval policies and procedures, subject to SEC and NASDAQ rules and regulations, to approve audit and permissible non-audit services, however, it has not yet done so. There will be representatives from Kelly & Company present at the 2006 Annual Meeting of Stockholders to make a statement if they desire to do so and to answer appropriate questions from stockholders.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

About the Compensation Committee

The Compensation Committee is comprised of three directors each of whom is “independent” within the meaning of the NASDAQ director independence standards, a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee’s responsibilities include, but are not limited to: reviewing and evaluating the Company’s compensation arrangements, reviewing the compensation philosophy of the Company, determining the compensation of the chief executive officer (CEO) and other executive officers of the Company, and reviewing and approving bonus compensation plans, including stock option and employee stock purchase plans.  A copy of the charter for the Compensation Committee was filed with the Company’s proxy statement for 2004.

The Committee determines the compensation of the Company’s CEO independently, and the compensation of other executive officers in consultation with the CEO.

Compensation Philosophy

The rapid growth in recent years of the Company’s pipeline of products, and its aggressive plans for future growth, has shaped the Committee’s executive compensation philosophy. This philosophy, including as applied to the CEO, is to attract and retain professionals of the highest caliber, capable of leading the Company to fulfillment of its ambitious business objectives by offering highly competitive compensation opportunities that reward executives for their individual contributions towards the Company’s short-term and long-term objectives. Competition for attracting the best talent in the pharmaceutical industry is very intense, especially in Orange County, California, where the industry has only a small presence and the cost of living is very high. Accordingly, executive officers are eligible for competitive salary adjustments, cash bonuses and equity compensation based upon periodic evaluations of individual and Company performance.

The Committee believes that its compensation philosophy aligns the interests of executive officers with those of the Company’s stockholders, and is necessary to incentivize individual executives to peak performance in advancing the Company’s business objectives.

Key Elements of 2005 Executive Compensation

Because we are still in the process of developing our proprietary products and so have not yet brought any such products to market, the use of traditional performance standards, such as profit levels and return on equity, are not appropriate in our evaluation of executive officer performance. Therefore, executive officer compensation is based primarily on advancement of the Company’s business objectives, including the achievement of product development milestones, the acquisition of new products, the maintenance of adequate financial resources, and the initiation and continuation of corporate collaborations, as well as individual contributions and achievement of individual business objectives by our executive officers. The

Company's performance and the performance of our executive officers are measured by reviewing and determining the extent to which corporate and individual objectives have been accomplished.

•  General:  The Compensation Committee evaluated the Company’s 2005 performance as excellent insofar as the Company continued to execute on its strategy that was initiated in late 2002. The Committee believes that the Company achieved all of its business objectives, and more, during 2005.  Some of the important accomplishments during 2005 included: strengthening the financial condition of the Company by raising over $42 million in equity financing; the acquisition of three proprietary drugs; the launch and completion of clinical trials, some significantly ahead of schedule; the acceptance by the United States Food and Drug Administration (FDA) of five Abbreviated New Drug Applications (ANDAs), including one under Paragraph IV certification; the maintenance of tight control over the Company’s cash burn rate; and the enhancement of the Company’s public profile, resulting in an expansion of the investor base, increased analyst coverage, and recognition from two healthcare indexes.

•  Base Salary and Bonuses.  The base salaries for 2005 for the executive officers were set at the end of 2004 based upon the factors that were discussed in our report in last year’s proxy statement. At the end of 2005, the compensation of each executive officer was reviewed by the Committee, with reference to the executive’s level of responsibility, experience and individual performance, the Company’s performance, and also by reference to salary ranges paid to executives with comparable duties in our peer group of companies provided to the Committee by an independent compensation-consulting firm. Based upon its review, the Committee awarded bonuses for 2005 contributions and increased the salary levels of the Company’s executive officers for 2006 due to their excellent performance in advancing the Company’s business objectives.

•  Equity Incentive Awards.  Based upon the excellent performance in 2005, and as an incentive for continued excellence in the future, at the end of 2005 the Committee granted to executive officers, equity incentive awards vesting in four equal yearly amounts.  The Committee endorses the position that granting equity incentive awards, including stock options and restricted stock, to the Company’s executive officers (stock options are a benefit offered to all employees) can be very beneficial to stockholders because it aligns management’s and stockholders’ interests in the enhancement of stockholder values. An executive officer receives value from these grants only if he or she remains employed by the Company during the vesting period, and, with regard to stock options, only if the Company’s common stock appreciates.  In addition, equity incentive awards are an important compensation tool to utilize in attracting and retaining high caliber professionals.   In step with contemporary thinking that restricted stock awards are a better motivating tool than stock options, the Committee awarded a mix of restricted stock awards and stock options in 2005.  In determining the number of shares subject to an equity incentive award, the Committee takes into account the officer’s position and level of responsibility, the officer’s performance, the officer’s existing stock and unvested stock holdings and the competitiveness of the executive officer’s overall compensation arrangements, including equity awards.   The Company also maintains a 401(k) Plan to provide retirement benefits through tax deferred salary deductions for all employees.  Beginning in 2005, the Company began making matching employee contributions in shares of the Company’s common stock in order to encourage employees to save for retirement.

•  Chief Executive Officer Compensation.  The Committee subscribes to the notion that an emerging growth company, like Spectrum Pharmaceuticals, Inc., achieves success and ultimately substantial returns for its stockholders, based on the vision and dedication of its management team, especially its CEO. Dr. Rajesh C. Shrotriya, the Company’s CEO and President, set forth a new vision for Spectrum when he was appointed CEO in 2002 and the Committee believes he, and the team he has assembled, has done an excellent job in implementing that vision over the past three years. In addition, Dr. Shrotriya’s qualifications as a scientist and his ability to lead the Company and to manage its scientific programs and business strategy make him critical to the continued successful implementation of that vision. The Compensation Committee considered these factors, as well as the same factors discussed above under “General” in setting the compensation of Dr. Shrotriya. The Committee also made reference to a survey of the compensation of CEOs of similarly sized companies in the pharmaceutical industry in order to ensure that the total compensation paid by the Company to Dr. Shrotriya, including salary, bonus, equity incentive awards, benefits and other compensation, was highly competitive. The Committee believes that a highly competitive compensation package is necessary because of the importance of a CEO to a small emerging growth company and in particular, one with the background, experience and track record of Dr. Shrotriya. For 2005, the Committee determined that Dr. Shrotriya met all of the goals set for him at the start of the year, and more; his outstanding contributions are reflected in the Company’s achievements in 2005, including: strengthening the financial condition of the Company by raising over $42 million in equity financing; the acquisition of three proprietary drugs; the launch and completion of clinical trials, some significantly ahead of schedule; the acceptance by the FDA of five ANDAs, including one under Paragraph IV certification; the maintenance of tight control over the Company’s cash burn rate; and the enhancement of the Company’s public profile, resulting in an expansion of the investor base, increased analyst coverage, and recognition from two healthcare indexes.  In recognition of his continued excellent performance during 2005, and as motivation for continued excellence in the future, Dr. Shrotriya was awarded a cash bonus of $250,000 for 2005, and, in addition, on January 1, 2006, was awarded 80,000 shares of restricted stock and granted an option to purchase up to 200,000 shares of our Common Stock at an exercise price of $4.23 per share, the fair value of our stock on the date of grant.  Both the restricted stock awards and stock options vest in four equal yearly amounts, with the first vesting on the date of grant.  Based upon its review, the Committee maintained the base salary of Dr. Shrotriya, unchanged since January 1, 2004, at $500,000 per annum for 2006.  More information is available in the Executive Compensation section of this proxy statement.

Policy with Respect to Section 162(m).  Section 162(m) of the Code currently imposes a $1 million limitation on the deductibility, for Federal income tax purposes, of certain compensation paid to each of our five highest paid executives. In light of the Company’s significant net operating losses, Section 162(m) is not considered to be a significant factor for the foreseeable future.

Julius A. Vida, Ph.D., Chair.

Stuart M. Krassner, Sc.D., Psy.D.

Dilip J. Mehta, M.D., Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of Drs. Vida, Krassner and Mehta. None of the members of the Board’s Compensation Committee is or has been an officer or employee of the Company. None of the Company’s executive officers has served as a director or Compensation Committee member of any other entity, any of whose executive officers served as a director or Compensation Committee member of our board of directors.

EMPLOYMENT AND SEVERANCE AGREEMENTS

We have entered into employment agreements with two of our Named Executive Officers, Dr. Shrotriya and Dr. Lenaz. The agreements require each executive to devote his full working time and effort to the business and affairs of the Company during the term of the agreement. The agreements provide for an annual base salary with annual increases, periodic bonuses and option grants as determined by the Compensation Committee of our Board of Directors.

Each officer’s employment may be terminated by us with or without cause as defined in the agreement. The agreements provide for certain guaranteed severance payments and benefits if the officer’s employment is terminated without cause, if the officer’s employment is terminated due to a change in control or is adversely affected due to a change in control and the officer resigns or if the officer decides to terminate his employment due to a disposition of a significant amount of assets or business units. The guaranteed severance payment includes a payment equal to the officer’s annual base salary and other cash compensation, and any approved bonus. The officer is also entitled to medical, dental and other benefits for two years following termination. In addition, all options held by the officer shall immediately vest and will be exercisable for one year from the date of termination; provided, however, if the Board determines that the officer’s employment is being terminated for the reason that the shared expectations of the officer and the Board are not being met, in the Board’s judgment, then the options currently held by the officer will vest in accordance with their terms for up to one year after the date of termination, with the right to exercise those options, when they vest, for approximately thirteen (13) months after the date of termination. The agreements also provide that, upon his retirement, all options held by the officer will become fully vested.

Following termination of the officer’s employment, the officer shall be permitted to continue in his usual occupation and shall not be prohibited from competing with us except during the two (2) year severance period and in the specific industry market segments in which we compete and which represent twenty percent (20%) or more of our revenues.

The following table sets forth information regarding the employment agreements for each Named Executive Officer, including each Named Executive Officer’s current base salary and each agreement’s ending date:

Name	Current Base Salary	Ending Date(1)
Rajesh C. Shrotriya	$500,000	December 31, 2006
Luigi Lenaz	$350,000	July 1, 2007

(1)          The employment agreement automatically renews for a one-year term unless either party gives written notice at least 90 days prior to the commencement of the next year of such party’s intent not to renew the agreement.

EXECUTIVE COMPENSATION—SUMMARY TABLE

The following table sets forth information concerning total compensation during each of the past three fiscal years for services rendered to the Company earned or paid to the Chief Executive Officer, and the two executive officers whose annual salary and bonus exceeded $100,000 in fiscal year 2005 (the “Named Executive Officers”).

				Long Term Compensation Awards
					Securities
Name and Principal		Annual Compensation		Restricted	Underlying	All Other
Position	Year	Salary	Bonus	Stock Awards(1)	Options (#)	Compensation
Rajesh Shrotriya(2)(3)	2005	$500,000	$250,000	$0	500,000	$9,774	(4)
Chairman, Chief Executive	2004	500,000	250,000	0	450,000	1,374
Officer and President	2003	318,000	500,000	0	440,000	1,374
Luigi Lenaz(5)	2005	310,000	60,000	127,800	200,000	3,041	(6)
Chief Scientific Officer	2004	280,500	60,000	0	150,000	1,374
	2003	232,000	50,000	0	140,000	1,374
Shyam Kumaria(7)(8)	2005	220,000	40,000	85,200	90,000	9,774	(9)
Vice President, Finance	2004	200,000	40,000	0	75,000	1,374
	2003	40,174	0	0	50,000	0

(1)          The holders of restricted stock are entitled to vote and receive dividends, if issued, on the shares of Common Stock covered by the restricted stock grant. The amount reported represents the value of the restricted stock as of the date of grant.

(2)          On January 1, 2006, 80,000 restricted shares of our Common Stock were awarded to Dr. Shrotriya based on the Compensation Committee’s review of corporate performance, individual achievements and as an inducement for future performance. The value of the 80,000 restricted shares on the date of grant, based on the closing price of $4.23 on December 30, 2005, was $338,400. These shares vest in installments of 25% annually beginning January 1, 2006. Since this award was granted in 2006, it is not reflected in the Summary Compensation Table.

(3)          On January 1, 2006, an option to purchase up to 200,000 shares of our Common Stock was awarded to Dr. Shrotriya based upon the Compensation Committee’s review of corporate performance, individual achievements, and as an inducement for future performance. The option vests in installments of 25% annually beginning January 1, 2006. Since this award was granted in 2006, it is not reflected in the Summary Compensation Table.

(4)          Amounts include annual 401(k) matching contribution made by us in shares of our Common Stock valued at $8,400 in 2005 and premiums paid on life insurance policies of $1,374 in years 2005, 2004 and 2003, respectively, benefits that are offered to all our employees.

(5)          On December 6, 2005, 30,000 restricted shares of our Common Stock were awarded to Dr. Lenaz based on the Compensation Committee’s review of corporate performance and individual achievements for the 2005 fiscal year, and as an inducement for future performance. These shares vest in installments of 25% annually beginning January 1, 2006. The value of the 30,000 restricted shares on December 30, 2005, based on a closing price of $4.23 per share, was $126,900.

(6)          Amounts include annual 401(k) matching contribution made by us in shares of our Common Stock valued at $1,667 in 2005 and premiums paid on life insurance policies of $1,374 in years 2005, 2004 and 2003, respectively, benefits that are offered to all our employees.

(7)          On December 6, 2005, 20,000 restricted shares of our Common Stock were awarded to Mr. Kumaria based on the Compensation Committee’s review of corporate performance and individual achievements for the 2005 fiscal year, and as an inducement for future performance. These shares vest in installments of 25% annually beginning January 1, 2006. The value of the 20,000 restricted shares on December 30, 2005, based on a closing price of $4.23 per share, was $84,600.

(8)          Employment commenced on December 8, 2003. Prior to that date, Mr. Kumaria worked as a consultant to the Company, for which he was paid $27,225 in 2003.

(9)          Amounts include annual 401(k) matching contribution made by us in shares of our Common Stock valued at $8,400 in 2005 and premiums paid on life insurance policies of $1,374 in 2005 and 2004, respectively, benefits that are offered to all our employees.

OPTION GRANTS FOR FISCAL 2005

The following table sets forth for the year ended December 31, 2005, the grants of our options to purchase Common Stock to the Named Executive Officers. No stock appreciation rights have been granted to our executive officers.

	Individual Grants					Potential Realizable Value
	Options Granted		% of Total Options Granted to Employees in	Exercise Price	Expiration	at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	(No. of Shares)		Fiscal Year	($/Sh)	Date	5%	10%
Rajesh Shrotriya	500,000	(2)	35.3%	$6.66	01/03/2015	$2,094,219	$5,307,162
Luigi Lenaz	100,000	(2)	7.1%	$6.66	01/03/2015	418,844	1,061,432
	100,000	(3)	7.1%	$4.26	12/06/2015	267,909	678,934
Shyam Kumaria	50,000	(2)	3.5%	$6.66	01/03/2015	209,422	530,716
	40,000	(3)	2.8%	$4.26	12/06/2015	107,164	271,574

(1)          The assumed 5% and 10% annual rates of stock price appreciation are for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and the Company’s financial performance. No assurance can be given that such rates will be achieved. Unless the market price of the Common Stock appreciates over the Option term, no value will be realized from the Option grants made to the Named Executive Officers.

(2)          These options vest in equal increments of 25% annually from the date of grant and have a ten-year term.

(3)          These options vest in equal increments of 25% annually from January 1, 2006 and have a ten-year term.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
YEAR END OPTION VALUES

The following table sets forth information concerning our Common Stock option exercises during 2005 and year-end values as of December 31, 2005, for the Named Executive Officers.

	No. of		Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money
	Acquired on	Value	Options at Year End		Options at Year End(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Rajesh Shrotriya	0	$0	967,600	604,000	$964,303	$0
Luigi Lenaz	0	0	359,150	225,000	494,704	0
Shyam Kumaria	0	0	92,500	122,500	0	0

(1)          Based upon the closing sale price of our Common Stock on December 30, 2005, as reported by the NASDAQ National Market, of $4.23 per share.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes all equity compensation plans including those approved by security holders and those not approved by security holders, as of December 31, 2005.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	3,661,682	$6.98	3,251,228
Equity compensation plans not approved by security holders(2)	726,000	$6.45	0
Employee Stock Purchase Plan approved by security holders	N/A	N/A	9,444
Total	4,387,682	$6.90	3,260,672

(1)          We have three stock incentive plans: the 1991 Stock Incentive Plan (1991 Plan), the 1997 Stock Incentive Plan (1997 Plan) and the 2003 Amended and Restated Incentive Award Plan (2003 Plan), (collectively, the Plans). As of December 31, 2005, we are not granting any more options pursuant to the 1991 and 1997 Plans. The 2003 Plan authorizes the grant, in conjunction with all of our other Plans, of incentive awards, including stock options, for the purchase of up to a total of 30% of our issued and outstanding stock at the time of grant. Thus, the authorized and available shares may fluctuate over time.

(2)          The number represents 726,000 shares of Common Stock issuable upon exercise of warrants issued to non-employees of the Company under equity compensation plans approved by our Board of Directors that we believe are not required to be approved by our stockholders pursuant to the rules of the NASDAQ Stock Market. We issued these warrants in circumstances that enable us to adequately compensate, without the payment in cash, for outside consultant services, primarily placement agents who assist us in raising funds for our operations, in order to conserve our cash for operating activities. The number of securities remaining available for future issuance under these types of equity compensation plans is zero; however, the Board of Directors may approve additional issuance of warrants under circumstances that it decides are appropriate. These warrants are typically exercisable for five years and have equitable anti-dilution rights for stock splits, stock dividends, reclassifications, compulsory share exchanges, distributions of indebtedness, assets, rights, warrants or subscriptions, merger, consolidation, sale of assets, tender offer or other exchanges of the entire class of Common Stock.

The number does not include warrants issued to investors in connection with financing transactions. As of December 31, 2005, there were outstanding investor warrants to purchase up to an aggregate of 9,194,703 shares of our Common Stock, with a weighted average exercise price of $7.26.

Further details regarding warrants issued by the Company are included in footnotes 8 and 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

COMPARISON OF CUMULATIVE TOTAL RETURNS

The following Cumulative Total Returns Chart does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates it by reference therein.

CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on December 31, 2000 with dividends reinvested

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05
Spectrum Pharmaceuticals Inc.	$100	$89	$2	$8	$6	$4
Custom Composite Index (15 Stocks)	$100	$95	$43	$60	$33	$25
S&P SmallCap 600	$100	$107	$91	$126	$155	$167
Russell 2000®	$100	$102	$81	$120	$142	$148

The Custom Composite Index consists of Allos Therapeutics Inc., AVI Biopharma, Inc., Avigen Inc., Cortex Pharmaceuticals Inc., Genta Inc., Immunomedics Inc., Kosan Biosciences Inc., La Jolla Pharmaceutial Co., Maxim Pharmaceuticals Inc., Neurobiological Technologies Inc., Sangamo BioSciences Inc., Seattle Genetics Inc. (since 2Q01), SuperGen Inc., Targeted Genetics Corp., and Vical Inc.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

PROPOSAL 2—APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

We are currently authorized to issue up to a total of 55,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”), and 50,000,000 shares of common stock, par value $.001 per share (the “Common Stock”). Our Board of Directors has unanimously approved, subject to stockholder approval, a proposed amendment to our certificate of incorporation that would increase the authorized shares of our Common Stock from 50,000,000 shares to 100,000,000 shares (the “Amendment”). The Amendment will not change the amount of authorized shares of Preferred Stock, which will remain at 5,000,000 shares. The text of the form of proposed amendment to our certificate of incorporation is attached to this Proxy Statement as Appendix A.

Our board of directors believes that the Amendment will help accelerate the growth of our business and is necessary to provide us with a sufficient number of shares for general corporate purposes including, without limitation, equity financings, to position us to take advantage of acquisition opportunities, to facilitate the consummation of license, development or other similar agreements, establishing strategic relationships and providing equity incentives to employees under the Company’s compensation plans.  No further action by shareholders would be necessary prior to the issuance of additional shares of our Common Stock except as may be required by law or by the applicable regulations of the Nasdaq National Market.

Other than what we have reserved for future issuance discussed below, our board of directors has no present plans for issuing any of the additional shares of Common Stock which would be authorized by the Amendment. The proposed additional shares of Common Stock would be a part of the existing class of our Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding.

The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the stockholders, depending upon the exact nature and circumstances of any actual issuances of the authorized shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of Spectrum more difficult.  In addition, an issuance of additional shares could have an effect of diluting existing stockholder earnings per share, book value per share and voting power.

As of May 8, 2006, there were approximately 24.3 million shares of Common Stock outstanding, approximately 11.0 million shares of Common Stock issuable upon conversion of outstanding shares of preferred stock and warrants, approximately 4.1 million shares of Common Stock issuable upon exercise of outstanding options, approximately 3,000 shares of Common Stock issuable for dividends on the preferred stock, and approximately 2.7 million shares reserved for future issuance under our equity compensation plans, totaling approximately 42.2 million shares of Common Stock outstanding or reserved for issuance.  In addition, the Company could issue shares of Common stock as contingent milestone obligations pursuant to the terms of its licensing and asset acquisition agreements.  While some of such Common Stock issuances would be determined when, and if, the contingent milestones were achieved, such potential contingent issuances aggregated approximately 5 million shares, based on the Common Stock price as of May 8, 2006.

The Amendment would become effective upon the filing with the Delaware Secretary of State of a certificate of amendment to our certificate of incorporation. If the Amendment is approved by the required vote of our shareholders, we intend to file the certificate of amendment as soon as practicable after such approval is obtained.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and persons who beneficially own more than ten percent of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of reporting forms furnished to us, and written representations that no other reports were required, we believe that all filing requirements under Section 16(a) of the Exchange Act applicable to our directors, officers and any persons holding 10% or more of our Common Stock with respect to our fiscal year ended December 31, 2005, were satisfied on a timely basis, except as follows: Mr. Fulmer failed to file an initial report on Form 3 due within 10 days of being appointed as a director of our Board of Directors on September 20, 2005. Mr. Fulmer filed a Form 3 on December 7, 2005.

OTHER MATTERS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, the persons named in the enclosed proxy will have the discretion to vote on such matters in accordance with their best judgment.

This proxy statement and the accompanying proxy card, together with a copy of our 2005 Annual Report, is being mailed to our stockholders on or about June 6, 2006. You may also obtain a complete copy of our Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the fiscal year ended December 31, 2005, with all Exhibits filed therewith, from the Securities and Exchange Commission’s web site at www.sec.gov under EDGAR filings. The Company will provide to you a copy of its Form 10-K and Form 10-K/A by writing the Company at 157 Technology Drive, Irvine, California, 92618, Attn: Investor Relations. Exhibits filed with our Form 10-K will be provided upon written request, in the same manner noted above, at a nominal per page charge. Information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2007 Annual Meeting.   Under Rule 14a-8 of the Exchange Act, any stockholder desiring to include a proposal in the Company’s proxy statement with respect to the 2007 Annual Meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than February 2, 2007, in order to be considered for inclusion in the Company’s proxy statement relating to such Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, and the eligibility of persons entitled to have such proposals included, are regulated by the Exchange Act, the Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

In addition, pursuant to our Bylaws, any stockholder desiring to submit a proposal for action or nominate one or more persons for election as directors at the 2007 Annual Meeting of Stockholders must submit a notice of the proposal to the Company between April 7, 2007 and May 7, 2007, or else it will be considered untimely and ineligible to be properly brought before the meeting. However, if our 2007 Annual Meeting of Stockholders is not held between June 6, 2007 and August 5, 2007, under our Bylaws, this notice must be provided not earlier than the ninetieth day prior to the 2007 Annual Meeting of Stockholders and not later than the close of business on the later of (a) the sixtieth day prior to the 2007 Annual Meeting or (b) the tenth day following the date on which notice of the date of the 2007 Annual Meeting is first mailed to stockholders or otherwise publicly disclosed.

All such proposals and notices should be directed to Investor Relations, Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, CA 92618.

Proxy Solicitation Costs.   The proxies being solicited hereby are being solicited by the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. We have retained Georgeson Shareholder Communications Inc. (“Georgeson”), 17 State Street, New York, New York 10004, to aid in the solicitation. For these services, we will pay Georgeson a fee of $7,500 and reimburse them for certain out-of-pocket disbursements and expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

By Order of the Board of Directors

Shyam K. Kumaria
Vice President, Finance and Secretary
May 17, 2006

APPENDIX A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
AS AMENDED
OF
SPECTRUM PHARMACEUTICALS, INC.,
a Delaware corporation

Spectrum Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (this “Corporation”), DOES HEREBY CERTIFY:

That the Board of Directors of this Corporation adopted a resolution setting forth a proposed amendment of the first paragraph of Article 4 of our Certificate of Incorporation, as amended, which would read in its entirety as follows:

“The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 105,000,000 shares, consisting of (a) 100,000,000 shares of common stock, $.001 par value per share (the “Common Stock”), and (b) 5,000,000 shares of preferred stock, $.001 par value per share (the “Preferred Stock”).”

2.   This Certificate of Amendment of Certificate of Incorporation as amended was duly adopted and approved by the stockholders of this Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

SPECTRUM PHARMACEUTICALS, INC.

157 Technology Drive

Irvine, California 92618

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SPECTRUM PHARMACEUTICALS, INC.

The undersigned hereby appoints Dr. Rajesh C. Shrotriya and Shyam K. Kumaria, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all the shares of SPECTRUM PHARMACEUTICALS, INC. which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders to be held at the Company’s corporate office located at 157 Technology Drive, Irvine, California, 92618, on July 6, 2006, at 10:00 A.M. PDT, and at any and all adjournments or postponements thereof, as follows:

IMPORTANT—PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

‚ DETACH PROXY CARD HERE ‚

1. Election of Directors:	☐	FOR all nominees listed below (except as indicated to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Richard D. Fulmer, Stuart M. Krassner, Anthony E. Maida, III, Dilip J. Mehta, Rajesh C. Shrotriya and Julius A. Vida.
(INSTRUCTIONS: To withhold authority to vote for any nominee, print that nominee’s name in the space provided below.)

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2. Approval of Amendment to the Company’s Certificate of Incorporation to Increase the authorized Common Stock from 50 million to 100 million shares.	☐For	☐Against	☐Abstain

This Proxy confers discretionary authority to vote on any other matters as may properly come before the meeting.	Please Detach Here ‚You Must Detach This Portion of the Proxy Card Before ‚ Returning it in the Enclosed Envelope
The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement (with all enclosures and attachments) dated May 17, 2006

☐	I /we plan to attend the Annual Meeting of Stockholders.

Dated:	, 2006

Signature

Signature if held jointly

Please date this Proxy and sign it exactly as your name or names appear hereon. When shares are held by two or more persons, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the President or other authorized officer. If shares are held by a partnership, please sign in partnership name by an authorized person.

Please mark, sign, date and return this Proxy promptly using the enclosed envelope. If your address is incorrectly shown, please print changes.